Exhibit 4.1




                                                    November 8, 2001




Morgan Drive Away, Inc.
TDI, Inc.
2746 Old U.S. 20 West
Elkhart, Indian 46514
Attention: Gary Klusman

Gentlemen:

     Reference is made to (a) the Revolving Credit and Security Agreement, dated as of July 27, 2001 (the "Agreement"), amoung us and each of you, and (b) the Letter of Credit Financing Supplement to Revolving Credit Agreement, dated July, 27, 2001 (the "L/C Supplement"), among us and each of you. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them under the Agreement or the L/C Supplement, as the case may be.

     You have advised us that you are in violation of the requirements of Sections 12(n), 12(o) and 12(r) of the Agreement for the fiscal quarter ended September 30, 2001. This letter shall serve to confirm that, provided your actual performance with respect to such Sections of the Agreement was no worse than that which you have previously reported to us in writing, we hereby waive your failure to be in compliance with Sections 12(n), 12(o) and 12(r) of the Agreement for the fiscal quarter ended September 30, 2001, as Events of Default under the Agreement.

     The waivers provided herein are only with respect to the Sections of the Agreement referred to above and only for the time period referred to above, and shall not be construed as a waiver of your compliance with any other provisions of the Agreement, nor as a waiver of the provisions of the specific Sections referred to above for any other time period.

     In addition, it is hereby agreed by and among each of you and us that the Agreement shall be amended as follows, effective as of the date this letter is duly executed by each of you and delivered to us:

     1. The table in the last seven lines of the defined term "Contract Rule" in Section 1 of the Agreement, immediately following the words "rolling four quarter basis", are deleted in their entirety and replaced by the following:


"Funded Debt (including the face amount    Average LIBOR    Alternate Base Rate
of outstanding Letters of Credit/EBITDA    plus Margin      plus Margin

Greater than 4.5                           3.75%            1.25%
Greater than 3.0 but less than 4.5         3.25%             .75%
Greater than 2.0 but less than 3.0         3.00%             .50%
Less than 2.0                              2.75%             .25%"

2. Section 12(n) of the Agreement is deleted in its entirety and replaced by the following:

     "(n) it shall not permit its Tangible Net Worth to be less than seven hundred seventy-five thousand dollars ($775,000). Thereafter, the Borrower's Tangible Net Worth will be tested on a quarterly basis and must be in the following minimum amounts as of the end of each of the Borrower's following Fiscal quarters:


     Fiscal Quarter                                    Minimum Amount
     --------------                                    --------------

     Fourth Quarter, 2001                              $2,300,000

     First Quarter, 2002                               $2,400,000

     Second Quarter, 2002                              $2,600,000

     Third Quarter, 2002                               $2,800,000

     Fourth Quarter, 2002                              $3,000,000

     First Quarter, 2003                               $5,300,000

     Second Quarter, 2003                              $6,700,000

     Third Quarter, 2003                               $7,800,000

     Fourth Quarter, 2003                              $7,800,000

     First Quarter, 2004                               $7,800,000

     Second Quarter, 2004                              $8,100,000"

3. Section 12(o) of the Agreement is deleted in its entirety and replaced by the following:

     "(o) it shall maintain a ratio of Funded Debt to EBITDA of not less than:


     Fiscal Quarter                        Minimum Funded Debt/EBITDA Coverage
     --------------                        -----------------------------------

     Fourth Quarter, 2001                  17.00X

     First Quarter, 2002                   8.00X

     Second Quarter, 2002                  9.00X

     Third Quarter, 2002                   6.00X

     Fourth Quarter, 2002                  5.50X

     First Quarter, 2003                   2.70X

     Second Quarter, 2003                  2.50X

     Third Quarter, 2003                   2.40X

     Fourth Quarter, 2003                  2.30X

     First Quarter, 2004                   2.30X

     Second Quarter, 2004                  2.30X"

     (Lender  shall  test  the  Borrower's   Maximum  Funded  Debt/EBITDA  Cover
     quarterly pursuant to the table above and which is based upon a rolling four-quarter calculation.)"

4. Section 12(r) of the Agreement is deleted in its entirety and replaced by the following:

     "(r) it shall maintain a Fixed Charge Coverage Ratio of not less than the following:


     Fiscal Quarter                             Minimum Fixed Charge Coverage
     --------------                             -----------------------------

     Fourth Quarter, 2001                       2.00X

     First Quarter, 2002                        3.10X

     Second Quarter, 2002                       1.20X

     Third Quarter, 2002                        1.40X

     Fourth Quarter, 2002                       1.60X

     First Quarter, 2003                        2.00X

     Second Quarter, 2003                       2.00X

     Third Quarter, 2003                        2.00X

     Fourth Quarter, 2003                       2.00X

     First Quarter, 2004                        2.00X

     Second Quarter, 2004                       2.00X"

     (Lender shall test the Borrower's Minimum Fixed Charge Coverage quarterly pursuant to the table above and which is based upon a rolling four-quarter calculation.)"

     It is also hereby agreed by and among each of you and us that the L/C Supplement shall be amended as follows, effective as of the date this letter is duly executed by each of you and delivered to us:

     A. Section I of the L/C Supplement is amended by deleting the table of Applicable Rates of commissions on page 3 thereof in its entirety, and replacing it with the following:



  "If the Rate under the    or if the Rate under the    then the Monthly
  Agreement is Average      Agreement is Alternate      Applicable Rate under
  LIBOR plus a Margin of:   Base rate plus Margin of:   this Supplement will be:

           3.75%                    1.25%                      .312%
           3.25%                     .75%                      .270%
           3.00%                     .50%                      .249%
           2.75%                     .25%                      .228%"

     Except as heretofore and hereby amended, the Agreement and the L/C Supplement shall remain unchanged and in full force and effect in accordance with its terms.

     If the foregoing correctly sets forth the agreement between us, please execute a copy of this letter in the space provided below and return a fully executed copy of this letter to our offices.

                                               Very truly yours,

                                               GMAC COMMERCIAL CREDIT LLC



                                               By: /s/ Frank Imperati
                                                  ------------------------------
                                               Title: SVP

READ AND AGREED TO:
MORGAN DRIVE AWAY, INC.

By:   /s/ Gary J. Klusman
   --------------------------------------
Title: Exec VP-Finance and Admin

TDI, INC.

By:   /s/ Gary J. Klusman
   --------------------------------------
Title: Exec VP-Finance and Admin